LEGG MASON INVESTMENT TRUST, INC.

                             ARTICLES SUPPLEMENTARY

         Legg  Mason  Investment  Trust,  Inc.,  a  Maryland   Corporation  (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to Section 2-105(a)(9) and 2-208 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board"), by resolutions duly adopted at a meeting held on May 10, 2001, reclassified 100,000,000 authorized but unissued "Legg Mason Opportunity Trust, Class A Shares" as "Legg Mason Opportunity Trust, Primary Class Shares" with all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of Primary Class shares of the Corporation, as set forth in Section 6 of the charter of the Corporation (the "Charter") or in any other provisions of the Charter generally relating to stock of the Corporation. Each share of Common Stock of the Corporation retains a par value of $.001 per share.

         SECOND: The shares of the Legg Mason Opportunity Trust series of the Corporation have been reclassified by the Board under the authority granted to it in Section 6.1 of the Charter.

         THIRD: The undersigned Vice President and Secretary of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and Secretary and attested to by its Assistant Secretary on June 18, 2001.

ATTEST:                           LEGG MASON INVESTMENT TRUST, INC.


/s/ Kevin Ehrlich                 By: /s/ Marc R. Duffy        (SEAL)
-------------------                   -------------------------------
Kevin Ehrlich                         Marc R. Duffy
Assistant Secretary                   Vice President and Secretary